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                                                                    EXHIBIT 12.1
                            LAMAR ADVERTISING COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




                                                                                 YEARS ENDED DECEMBER 31,
                                                               -------------------------------------------------------------
                                                                 1998          1999          2000          2001        2002
                                                               -------       -------       -------       --------    -------
EARNINGS
Net loss                                                       (11,890)      (44,535)      (94,105)      (108,634)   (36,328)
ADD:
     income tax benefit                                           (191)       (9,712)      (37,115)       (45,674)   (19,694)
     Fixed charges                                              73,354       110,049       183,192        168,804    152,952
                                                               -------       -------       -------       --------    -------

Earnings (loss) as adjusted (a)                                 61,273        55,802        51,972         14,496     96,930
                                                               -------       -------       -------       --------    -------

FIXED CHARGES
Interest expense                                                60,008        89,619       147,607        126,861    107,272
Rents under leases representative of an interest factor (1/3)   12,981        21,065        35,220         41,578     45,315

Preferred dividends                                                365           365           365            365        365
                                                               -------       -------       -------       --------    -------

Total fixed charges combined with preferred dividends (b)       73,354       111,049       183,192        168,804    152,952
                                                               -------       -------       -------       --------    -------

RATIO OF EARNINGS TO FIXED CHARGES
(A) DIVIDED BY (B)                                                0.84          0.50          0.28           0.09       0.63
                                                               =======       =======       =======       ========    =======
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